Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the acquisitions by SigmaTel, Inc. (“SigmaTel”, “we”, “our”) of Protocom Corporation, (“Protocom”) and Oasis Semiconductor, Inc. (“Oasis”). These mergers have been accounted for as purchase business combinations. These unaudited pro forma condensed combined financial statements have been prepared from the historical consolidated financial statements of SigmaTel, Protocom, and Oasis and should be read in conjunction therewith.

On August 24, 2005, SigmaTel completed its acquisition of Protocom pursuant to an Agreement and Plan of Reorganization by and between SigmaTel, Amoeba Acquisition Corporation, a California corporation and wholly-owned subsidiary of SigmaTel, Amoeba II Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of SigmaTel, Protocom, certain shareholders of Protocom, and Ren-Yuh Wang, as shareholders’ agent for the shareholders of Protocom, dated July 26, 2005 (the “Protocom Agreement”). Pursuant to the terms of the Protocom Agreement, SigmaTel paid an aggregate purchase price of $47 million, consisting of 1,437,304 shares of SigmaTel’s common stock valued at $28.2 million and cash consideration of $18.8 million for all outstanding shares of Protocom stock. Additionally, SigmaTel incurred direct acquisition costs of approximately $948,000 and recorded $4.2 million as the value assigned to the unvested Protocom stock options assumed and exchanged for 234,223 unvested SigmaTel stock options in connection with this acquisition. The direct acquisition costs consist primarily of investment banking, legal, accounting, and appraisal fees incurred or to be incurred by SigmaTel that are directly related to the merger. Pursuant to the terms of the Protocom Agreement, SigmaTel has established an employee retention bonus plan for the former Protocom employees. Bonuses under this plan are contingent upon the individual’s continued employment with SigmaTel and will be payable over three years in three annual installments of $1 million.

In accordance with applicable accounting rules, we have used $19.64 per share (representing the average of the closing prices of SigmaTel common stock for the three days before, after and on the merger agreement date of July 26, 2005) to value the shares of SigmaTel’s common stock issued to Protocom shareholders.

On September 6, 2005, SigmaTel completed its acquisition of Oasis, pursuant to an Agreement and Plan of Reorganization by and among SigmaTel, PPR Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of SigmaTel, Oasis, certain stockholders of Oasis and William H. Wrean, Jr., as stockholders’ agent for the stockholders of Oasis, dated September 6, 2005 (the “Oasis Agreement”). Pursuant to the terms of the Oasis Agreement, upon the closing SigmaTel paid to the former stockholders of Oasis an initial cash installment $57 million for all outstanding shares of Oasis capital stock. Pursuant to the terms of the Oasis Agreement, SigmaTel has also agreed to pay up to an additional $25 million in cash to the former stockholders of Oasis based on the achievement of certain revenue milestones during the twelve-month period commencing on January 1, 2006. The actual amount of future consideration related to the contingency, if any, will be recognized as an adjustment to the purchase price in the period in which the contingency is resolved. Additionally, SigmaTel incurred direct acquisition costs of approximately $2,010,000 and recorded $945,000 as the value assigned to the unvested Oasis stock options assumed and exchanged for 235,398 unvested SigmaTel stock options in connection with the acquisition. The direct acquisition costs consist primarily investment banking, legal, accounting, and appraisal fees to be incurred by SigmaTel that are directly related to the merger. Pursuant to the terms of the Oasis Agreement, SigmaTel has established an employee retention bonus plan for the former Oasis employees totaling $3 million Bonuses under this plan are contingent upon the individual’s continued employment with SigmaTel and will be payable over two years in four semi-annual installments.

The following pro forma condensed combined financial statements are presented to illustrate the effects of these mergers on the historical financial position and operating results of SigmaTel, Protocom, and Oasis. The unaudited pro forma condensed combined balance sheet as June 30, 2005 gives effect to the mergers as if they had occurred on that date, and combines the unaudited historical condensed balance sheets of SigmaTel, Protocom, and Oasis as of June 30, 2005. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2004 gives effect to these mergers as if they had occurred at the beginning of the period presented, and combines the audited historical statements of operations of SigmaTel, Protocom, and Oasis for the year ended December 31, 2004. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2005 gives effect to these mergers as if they had occurred at the beginning of the earliest period presented, and combines the unaudited results of operations for the six months ended June 30, 2005 for SigmaTel, Protocom, and Oasis.

The unaudited pro forma condensed combined financial statements do not include the realization of potential cost savings from operating efficiencies, synergies or other restructurings that may result from these mergers.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if these mergers had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document. The pro forma information should be read in conjunction with the accompanying notes hereto, SigmaTel’s historical financial statements and related notes thereto as filed with the Securities and Exchange Commission, Protocom’s historical financial statements and related notes previously filed, and Oasis’s historical financial statements and related notes included elsewhere in this filing.

SIGMATEL, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2005

(in thousands)

	SigmaTel, Inc.	Protocom Corporation	Oasis Semiconductor, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$73,894	$183	$13,836	$(78,758	)(a)	$9,155
Short-term investments	104,726	—	—	—		104,726
Accounts receivable, net	40,263	400	3,732	—		44,395
Inventories, net	26,920	18	1,527	302	(c)	28,767
Income tax receivable	3,861	—	—	—		3,861
Deferred tax asset	364	—	—	(162	)(c)	202
Prepaid expenses and other assets	4,474	377	524	—		5,375

Total current assets	254,502	978	19,619	(78,618)		196,481

Property, equipment and software, net	10,984	265	1,250	—		12,499
Intangible assets, net	4,736	—	—	24,610	(b)	29,346
Deferred tax asset, noncurrent	350	—	1,736	(1,782	)(c)	304
Goodwill	—	—	—	63,578	(b)	63,578

Other assets	1,642	148	—	—		1,790

Total assets	$272,214	$1,391	$22,605	$7,788		$303,998

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$21,830	$256	$2,031	$—		$24,117
Accrued compensation	3,592	208	286	—		4,086
Notes payable	—	700	—	—		700
Line of credit	—	600	—	—		600
Income taxes payable	—	—	1,045	—		1,045
Other accrued expenses	2,956	227	1,454	18	(c)	4,655
Deferred revenue	9,094	636	419	(622	)(c)	9,527
Current portion of long-term liabilities	715	—	—	—		715
Deferred tax liability	—	—	—	416	(c)	416

Total current liabilities	38,187	2,627	5,235	(188)		45,861

Non-current income taxes payable	6,807	—	—	—		6,807
Deferred revenue, noncurrent	—	—	2,620	—		2,620
Deferred tax liability, noncurrent	—	—	—	3,385	(c)	3,385
Other liabilities	340	—	—	—		340

Total liabilities	45,334	2,627	7,855	3,197		59,013

Stockholders’ equity (deficit)
Convertible preferred stock	—	—	1	(1	)(e)	—
Common stock	4	—	5	(5	)(e)	4
Additional paid-in-capital	182,602	11,376	11,896	10,087	(a)(e)	215,961
Deferred stock-based compensation	(869)	(355)	(3,091)	(398	)(b)(e)	(4,713)
Treasury stock	(741)	—	(2,000)	2,000	(e)	(741)
Retained earnings (deficit)	45,884	(12,257)	7,939	(7,092	)(b)(e)	34,474

Total stockholders’ equity (deficit)	226,880	(1,236)	14,750	4,591		244,985

Total liabilities and stockholders’ equity (deficit)	$272,214	$1,391	$22,605	$7,788		$303,998

See notes to unaudited pro forma condensed combined financial statements.

SIGMATEL, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2004

(in thousands, except per share data)

	SigmaTel, Inc.	Protocom Corporation	Oasis Semiconductor, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenues, net	$194,805	$5,972	$41,620	$—		$242,397
Cost of goods sold	89,187	198	21,794	1,643	(a)	112,822

Gross profit (loss)	105,618	5,774	19,826	(1,643)		129,575

Operating expenses:
Research and development	32,253	3,106	9,522	—		44,881
Selling, general and administrative	18,098	2,547	7,069	—		27,714
Amortization of deferred stock-based compensation	2,162	—	—	1,293	(a)	3,455
Amortization of intangibles	—	—	—	1,693	(a)	1,693

Total operating expenses	52,513	5,653	16,591	2,986		77,743

Operating income (loss)	53,105	121	3,235	(4,629)		51,832
Interest income (expense)	1,732	18	79	(1,039	)(d)	790
Other income (expense)	(23)	2	—	—		(21)

Total other income (expense)	1,709	20	79	(1,039)		769

Income (loss) before taxes	54,814	141	3,314	(5,668)		52,601
Income taxes (benefit)	2,258	(2)	1,515	(1,698	)(b)	2,073

Net income (loss)	52,556	143	1,799	(3,970)		50,528

Net income per share:
Basic	$1.52					$1.41
Diluted	$1.39					$1.28

Weighted average common shares outstanding:
Basic	34,669			1,198	(c)	35,867
Diluted	37,872			1,731	(c)	39,603

See notes to unaudited pro forma condensed combined financial statements.

SIGMATEL, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2005

(in thousands, except per share data)

	SigmaTel, Inc.	Protocom Corporation	Oasis Semiconductor, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenues, net	$168,910	$306	$22,857	$—		$192,073
Cost of goods sold	73,293	134	11,390	822	(a)	85,639

Gross profit (loss)	95,617	172	11,467	(822)		106,434

Operating expenses:
Research and development	24,760	1,583	4,996	—		31,339
Selling, general and administrative	16,440	1,537	3,885	—		21,862
Amortization of deferred stock-based compensation	418	42	—	652	(a)	1,112
Amortization of intangibles	—	—	—	846	(a)	846

Total operating expenses	41,618	3,162	8,881	1,498		55,159

Operating income (loss)	53,999	(2,990)	2,586	(2,320)		51,275

Interest income (expense)	2,067	(35)	130	(976	)(d)	1,186
Other income (expense)	(43)	1	—	—		(42)

Total other income (expense)	2,024	(34)	130	(976)		1,144

Income (loss) before taxes	56,023	(3,024)	2,716	(3,296)		52,419
Income taxes (benefit)	19,597	1	435	(2,212	)(b)	17,821

Net income (loss)	36,426	(3,025)	2,281	(1,084)		34,598

Net income per share:
Basic	$1.02					$0.94
Diluted	$0.97					$0.88

Weighted average common shares outstanding:
Basic	35,552			1,198	(c)	36,750
Diluted	37,584			1,767	(c)	39,351

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. GENERAL

SigmaTel has accounted for the acquisitions of Protocom and Oasis as purchase business combinations. The accompanying unaudited pro forma condensed combined financial statements reflect initial purchase prices as outlined in Note 2(a) below. These purchase prices include the initial cash consideration paid at closing, shares issued at closing, plus estimated direct acquisition costs and the value assigned to the unvested Protocom and Oasis stock options assumed. In accordance with Emerging Issues Task Force Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, we have used $19.64 as the per share amount to value the common stock consideration paid to Protocom shareholders (representing the average of the closing prices of SigmaTel’s common stock for the three days before, after and on the merger agreement date of July 26, 2005), less $50 thousand, an estimate for the registration costs which have been included in the related Protocom transaction costs. The Oasis purchase price does not include any amount for the contingent consideration. The actual amount of future consideration related to the Oasis contingency, if any, will be recognized as an adjustment to the purchase price in the period in which the contingency is resolved. The value of the unvested Protocom and Oasis stock options assumed and the related deferred stock-based compensation were valued in accordance with Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Compensation, an Interpretation of APB Opinion No. 25.

2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The accompanying unaudited pro forma condensed combined balance sheet has been prepared as if the acquisition was consummated on June 30, 2005. Pro forma adjustments were made:

(a)	To record initial consideration given in acquisition of Protocom and Oasis (in thousands):

	Protocom Corporation		Oasis Semiconductor, Inc.		Combined Purchase Price
Value of common stock	$28,179		$—		$28,179
Value of unvested stock options assumed	4,235		945		5,180
Cash	18,800		57,000		75,800
Transaction Costs	948		2,010		2,958

Total purchase price	$52,162		$59,955		$112,117

Prior to the closing of the acquisition of Oasis on September 6, 2005, Oasis paid cash dividends of $10.4 million to its stockholders. No adjustment has been reflected in the pro forma balance sheet for the payment of these dividends.

(b)    To record allocation of initial purchase price to the assets of Protocom and Oasis (in thousands):

	Protocom Corporation		Oasis Semiconductor, Inc.		Combined		Amortization Period
Intangibles:
Developed product technology	$2,300		$7,560		$9,860		6 years
Customer relationships	5,700		7,350		13,050		9 years
Trademark and trade name	—		1,700		1,700		7 years
Goodwill	39,227		24,351		63,578

Total intangibles	$47,227		$40,961		$88,188

Net fair value of assets acquired and liabilities assumed	$(1,076	)(c)	$9,751	(c)	$8,675	(c)
Deferred stock-based compensation	3,411	(d)	433	(d)	3,844	(d)
In-process research and development	2,600		8,810		11,410

Total purchase price	$52,162		$59,955		$112,117

The value of intangible assets was derived from the present value of estimated future benefits from the various intangible assets acquired. Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired.

The in-process research and development recorded relates to Protocom’s research and development efforts on the PR838 project and Oasis’ research and development efforts on six different technology-related assets. It is expected that the Protocom and Oasis projects will be completed in 2006 and will start generating revenue at that time. The income approach was utilized to value this technology which incorporates the present value of future economic benefits. The rate used to discount the net cash flows to their present value was 19% and 21% for Protocom and Oasis, respectively, giving consideration to the risk associated with the projects relative to developed product technology and future products. The estimates in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable.

(c)	Fair value of tangible assets of Protocom and Oasis acquired (in thousands):

	Protocom Corporation	Oasis Semiconductor, Inc.		Combined
Cash and cash equivalents	$183	$13,836	(*)	$14,019
Accounts receivable, net	400	3,732		4,132
Income tax refund receivable	—	—		—
Deferred tax asset	202	—		202
Inventories, net	18	1,829		1,847
Prepaid expenses and other assets	525	524		1,049
Property, equipment and software, net	265	1,250		1,515

Assets acquired	1,593	21,171		22,764

Accounts payable and accrued liabilities assumed	256	2,031		2,287
Accrued compensation	208	286		494
Other accrued expenses	227	1,472		1,699
Deferred revenue	530	2,523		3,053
Deferred tax liability	148	4,063		4,211
Income taxes payable	—	1,045		1,045
Notes payable and line of credit	1,300	—		1,300

Liabilities assumed	2,669	11,420		14,089

Total net tangible assets acquired	$(1,076)	$9,751		$8,675

(*) Prior to the closing of the acquisition of Oasis on September 6, 2005, Oasis paid cash dividends of $10.4 million to its stockholders. No adjustment has been reflected in the pro forma balance sheet for the payment of these dividends.

The estimated deferred tax asset and liability for Protocom were computed using the statutory tax rate for the six months ended June 30, 2005 of 35%, and represent deferred tax liabilities of $2.8 million for acquired identifiable intangibles, and deferred tax assets of $2.9 million including the estimated realization of acquired net operating losses. The estimated deferred tax asset and liability for Oasis were computed using the combined federal and state statutory tax rate for the six months ended June 30, 2005 of 35.65%, and represent deferred tax liabilities of $5.9 million for acquired identifiable intangibles, and deferred tax assets of $.1 million.

(d)    To record deferred stock-based compensation related to the assumed unvested Protocom and Oasis stock options in accordance with Financial Accounting Standards Board Interpretation No. 44.

(e)	To record elimination of Protocom’s and Oasis’s stockholders’ equity.

3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The accompanying unaudited pro forma condensed combined statements of operations have been prepared as if these acquisitions were consummated as of the beginning of the earliest period presented. The pro forma adjustments do not include the write-off of purchased in-process research and development of $2.6 million and $8.8 million for Protocom and Oasis, respectively, as it will not have a continuing impact on the operations of the Company. Customarily, the write-off of purchased in-process research and development would typically occur in the quarterly period in which the acquisition is completed. Accordingly, SigmaTel has recorded these write-offs in the third quarter of 2005. Pro forma adjustments were made to reflect the:

(a)    Amortization of acquired intangibles that is based on the straight-line method of amortization and using the estimated economic lives as outlined in Note 2(b) above, and amortization of deferred stock-based compensation related to the assumed Protocom and Oasis stock options.

(b)    Pro forma tax benefit that is attributable to the net loss of Protocom at the statutory tax rate of 35% adjusted for non-deductible items for the year ended December 31, 2004 and for the six months ended June 30,2005. Pro forma tax benefit that is attributable to the net loss of Oasis at the combined federal and state statutory tax rate of 35.65% for the year ended December 31, 2004 and the six months ended June 30, 2005. The acquired in-process research and development charges, and the amortization of intangible assets and deferred stock-based compensation associated with the mergers are not tax deductible by SigmaTel and therefore provide no tax benefit.

(c)    Issuance of 1,197,754 shares of common stock in exchange for all outstanding shares of Protocom, 239,550 restricted shares deposited in an escrow account for the purposes of settling indemnification claims of Protocom for the one-year period following the closing and the dilutive potential common shares upon exercise of assumed Protocom and Oasis stock options.

(d)    Reduction of interest income on cash paid in connection with the acquisitions based on SigmaTel’s effective interest rate for the period.